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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

April 23, 2021

Dear Stockholder:

Our annual meeting of stockholders will be held at 1:00 p.m., Pacific Time, on Wednesday, June 2, 2021.  In light of the continued coronavirus outbreak (“COVID-19”), and to assist in protecting the health and well-being of our stockholders, employees and representatives, we have decided to hold our annual meeting solely via remote communication, as permitted by Maryland law.  You will find instructions explaining how to participate in the meeting on the first page of our proxy statement.

Matters to be presented for action at the meeting include the election of directors, an advisory vote to approve our executive compensation program, and ratification of selection of our independent auditors. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

Whether or not you plan to participate in the annual meeting, please sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do participate in the meeting and wish to vote at that time, you may revoke your proxy and vote personally.

Sincerely,

Gary E. Kramer
President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 2, 2021

You are invited to attend the virtual annual meeting of stockholders (the "Annual Meeting") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be held solely by remote communication via live webcast on Wednesday, June 2, 2021, at 1:00 p.m., Pacific Time. You may attend the live webcast on the internet by visiting https://web.lumiagm.com/225175011.

Only stockholders of record at the close of business on April 12, 2021, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of nine directors;
2.	Advisory vote to approve our executive compensation;
3.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and
4.	The transaction of any other business that may properly come before the Annual Meeting and any postponement or adjournment thereof.

Whether or not you plan to attend the virtual Annual Meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Annual Meeting, you may revoke your proxy and vote your shares at that time.

By Order of the Board of Directors

James R. Potts
Secretary

Vancouver, Washington

April 23, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2021:

The proxy materials for the 2021 annual meeting of stockholders and 2020 annual report to stockholders are available at http://shareholdermaterial.com/bbsi.

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), for use in connection with voting at the annual meeting of stockholders to be held on June 2, 2021 (the "Annual Meeting"), and any postponement or adjournment thereof. The proxy statement and accompanying form of proxy are expected to be mailed to stockholders beginning on approximately April 26, 2021.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Due to concerns about containing the spread of COVID-19, the Board has decided to hold this year’s Annual Meeting as a virtual meeting of stockholders conducted online solely by remote communication via live webcast. You will be able to attend and participate in the Annual Meeting online on Wednesday, June 2, 2021, at 1:00 p.m. Pacific Time, and may also vote your shares electronically (by following the procedures described below) and submit any questions you may have during the meeting, by visiting: https://web.lumiagm.com/225175011. The password for the meeting is bbsi2021.

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting. If no instructions are specified, the shares will be voted FOR Items 1, 2, and 3 in the accompanying Notice of Annual Meeting of Stockholders.

Voting Your Shares Now or at the Annual Meeting. To vote now, follow the instructions on your proxy card or voting instruction form. Please vote promptly via the Internet (www.voteproxy.com) or phone (1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries) or by completing and mailing your proxy card or voting instruction form. If you are a record holder, you may vote your shares at the Annual Meeting if you log in with your unique control number on your proxy card.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote your shares (known as a "broker non-vote") on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers. Other than the ratification of the selection of our independent auditors, the action items being submitted to a vote at the Annual Meeting are not routine matters.

Beneficial owners are invited to attend the Annual Meeting and may ask questions during the meeting. However, as a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

After obtaining a valid legal proxy from your broker, bank or other agent, you may register to vote at the Annual Meeting, by submitting proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730.  Written requests may also be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as "Legal Proxy" and be received no later than 5:00 p.m., Eastern Time, on May 22, 2021. Any reference herein to attending the Annual Meeting, including any reference to “in person” attendance, means attending by remote communication via live webcast on the Internet.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting at the Annual Meeting. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or email by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 12, 2021, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had 7,554,150 shares of Common Stock, $.01 par value ("Common Stock"), outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1 – ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine. The Board may fill vacancies on the Board, including vacancies resulting from an increase in the number of positions, for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his or her election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). All of our director nominees are currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a "holdover director." However, under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his or her resignation to the Board. In that event, our Nominating and Governance Committee (the "Nominating Committee") would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee's recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the resignation was submitted.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote "against" or to "abstain" from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to "abstain," and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his or her successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and age as of April 1, 2021. All nominees for election as directors are currently members of the Board.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Chief Operating Officer of Urth Organic Corporation	62	2000

Thomas B. Cusick	Executive Advisor of Columbia Sportswear Company, an outdoor apparel, footwear, accessories, and equipment company	53	2016

Diane L. Dewbrey	Director of MBIA, Inc.	56	2019

James B. Hicks, Ph.D.	Professor of Research in Biological Sciences, University of Southern California	74	2001

Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	69	2004

Gary E. Kramer	President and Chief Executive Officer of the Company	41	2020

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	82	1993

Carla A. Moradi	Senior Vice President, GTM Transformation of Anaplan, Inc.	56	2021

Vincent P. Price	Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit health insurance corporation	57	2017

The Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enable it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each director nominee, including his or her business experience during the past five years, are described below.

Thomas J. Carley has served as Chief Operating Officer and a director of Urth Organic Corporation, a privately held distributor of organic microbial fertilizers and soil amendments, since August 2018. He previously acted as the financial principal of Portal Capital, an investment management company that he co-founded, from July 2006 to June 2018. Mr. Carley served as the Company’s interim Principal Financial and Accounting Officer from March 4, 2016 until August 10, 2016, and remained an employee of the Company through August 31, 2016. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in Accounting and Finance, and an A.B. degree in Economics and Classics from Dartmouth College.

Mr. Carley brings financial expertise to the Company and the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP, as well as President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years in the 1990s. He is the chair of the Board’s Risk Management Committee.

Thomas B. Cusick has served as Executive Advisor of Columbia Sportswear Company, an outdoor and active lifestyle apparel and footwear company listed on the Nasdaq Global Select Market, since February 2021. He previously served as Executive Vice President and Chief Operating Officer of Columbia Sportswear Company beginning in July 2017 and as Columbia’s Executive Vice President and Chief Financial Officer from 2015 until 2017. He joined Columbia in 2002 as Corporate Controller and was promoted to Chief Financial Officer in 2009. Prior to joining Columbia, Mr. Cusick spent seven years with Cadence Design Systems, Inc. (and OrCAD, a company acquired by Cadence in 1999), a public company that develops system design enablement solutions, and certain of its subsidiaries. He received a B.S. degree in accounting from the University of Idaho and began his career at the public accounting firm of KPMG, LLP.

Mr. Cusick brings financial expertise to the Board through his experience as an executive officer of a public company and his work with public company audit committees. He is the chair of the Board’s Audit and Compliance Committee.

Diane L. Dewbrey was elected to the Board in October 2019. Ms. Dewbrey is also a director of MBIA Inc., a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. For five years, until its merger with Consolidated Communications in 2014, Ms. Dewbrey served as an independent director and then chair (2013-14) of the board of directors of Enventis, Inc., a telecommunications company. Beginning in 1987, Ms. Dewbrey held various senior positions at Fifth Third Bancorp, serving as Senior Vice President and Director of Central Operations for 10 years until 2005. In 2006, she became CEO and a director of Foundation Bank in Bellevue, Washington, until 2015. Ms. Dewbrey earned her B.S. degree in Mathematics from Xavier University. She is currently a Director of the YMCA of the USA, serving on its Strategic Oversight and Investment Committee.

Ms. Dewbrey brings extensive experience in board leadership and senior management in areas including finance and investments, including her service on public company boards. Ms. Dewbrey has also contributed meaningfully to community organizations throughout her career. She is the chair of the Board’s Nominating and Governance Committee.

James B. Hicks, Ph.D., has been Professor of Research in Biological Sciences at the University of Southern California since 2014. From 2004 until 2016, Dr. Hicks was Professor of Biomedical Research at Cold Spring Harbor Laboratory in New York. Dr. Hicks was a director of AVI BioPharma, Inc. (now Sarepta Therapeutics, Inc.) from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee and chair of its compensation committee. Between 1990 and 2006, Dr. Hicks co-founded five biotech or internet companies. He completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University.

Through his experience with other public companies and as a serial entrepreneur, Dr. Hicks provides valuable business and financial insight to the Board.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities.

Mr. Justesen brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates.

Gary E. Kramer joined the Company on August 1, 2016, as Vice President – Finance and served as the Company’s Chief Financial Officer and Principal Accounting Officer until March 5, 2020, when he was elected President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Kramer served as Senior Vice President for Global Services at Chubb Limited (formerly ACE Limited) beginning in 2013. In this role, Mr. Kramer led the Global Services team to support the growth of multinational businesses and meet the complex underwriting and servicing needs of large multinational customers. He also oversaw the delivery of sophisticated risk management products, programs, and services through all lines of business underwritten for global programs of U.S.-based companies. Between 2004 and 2013, Mr. Kramer held a variety of positions within the ACE Group companies, including Divisional Financial Officer of ACE Financial Solutions, Inc.

Mr. Kramer brings to the Board extensive experience in senior leadership positions as well as deep industry and financial acumen.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker was previously a director of First Federal Savings and Loan Association of McMinnville, Oregon, and Oregon Mutual Insurance. He also serves on the boards of two charitable organizations, MV Advancements, which provides employment, residential, and community services to clients with disabilities, and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers’ compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with respect to workers’ compensation and overseeing its insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight stemming from his public service as state treasurer and service on other corporate boards.

Carla A. Moradi was elected as a director of the Company effective April 7, 2021. She has served as Senior Vice President of Go-To-Market Transformation at Anaplan, Inc., since March 2021, and previously served as Anaplan’s Senior Vice President, Strategic Finance & Executive Partnership, from September 2020 through February 2021.  Anaplan, a public company headquartered in San Francisco, California, is a cloud-native enterprise that provides SaaS services designed to empower global enterprises to orchestrate transformative business performance. Prior to joining Anaplan, Ms. Moradi served from 2015 to 2019 as Executive Vice President, Operations & Technology of Hub International, a leading North American insurance brokerage. She previously served as group Vice President and CIO, Enterprise Shared Services, of Walgreens Boots Alliance, Inc. (or its predecessor, Walgreens Co.) from 2010 to 2015. She received her bachelor’s degree in biology from Knox College, and received both a Master of Business Administration degree and Master of Public Health degree from Tulane University.

Ms. Moradi brings her extensive knowledge and experience regarding information technology, data security and other risk management issues to the Board.

Vincent P. Price is Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit corporation headquartered in Portland, Oregon, and dedicated to transforming health care by creating a person-focused and economically sustainable system through health insurance plans and related products and services. Mr. Price joined Cambia in 2009. Prior to joining Cambia, he spent 15 years as a senior finance executive with Intel Corporation, a leader in the design and manufacturing of advanced integrated digital technology platforms, followed by seven years as a consultant to start-up companies. He serves on the board of trustees of BCS Financial’s Plan Investment Fund and the Oregon Health Sciences University Foundation. He received his bachelor's degree in business from South Dakota State University. His Master of Business Administration is from Arizona State University.

Mr. Price brings his business, financial, and risk management experience as an executive officer of a large health care organization to the Board. He is the chair of the Board’s Compensation Committee.

The Board recommends that stockholders vote FOR each of the nominees named above.

Meetings and Committees OF THE BOARD OF DIRECTORS

The Board held fifteen meetings in 2020. Each director attended at least 75% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he or she served during his or her respective periods of service in 2020.

The Company does not have a policy regarding directors' attendance at the Company's annual meeting of stockholders. All directors in office as of last year's annual meeting attended the meeting.

The Board has determined that Ms. Dewbrey, Ms. Moradi, Dr. Hicks, and Messrs. Carley, Cusick, Justesen, Meeker and Price are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market.

Board Leadership Structure

Gary E. Kramer was appointed the Company’s Chief Executive Officer on March 5, 2020, and became a director on May 27, 2020. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board. Mr. Meeker is an ex officio member of each Board committee of which he is not a voting member.

Throughout 2020, each of our directors, other than Michael L. Elich, who served as the Company’s Chief Executive Officer until March 5, 2020, and Mr. Kramer, qualified as an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that its longstanding leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company's management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes at the Company. The Board, either as a whole or through the Audit and Compliance Committee (the “Audit Committee”), the Risk Management Committee, and other Board committees, periodically discusses with management strategic and financial risks associated with the Company's operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial risk and, through discussions by the Audit Committee or its Chair with management and the Company’s independent registered public accounting firm (the “independent auditors”), oversees the Company's policies and practices regarding the preparation of financial statements and other public disclosures. The Audit Committee also reviews the Company’s major financial risk exposures and the steps management is taking to monitor and control such risks. The Nominating Committee oversees the functioning of the Board and its committees, issues and developments relating to the Company's corporate governance practices, succession planning for the Board and the Company's executive positions, and the Company’s ethics and compliance program other than with regard to issues assigned to the Audit Committee. The Compensation Committee monitors the Company's incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Risk Management Committee provides oversight of the Company's enterprise-wide risk management framework and corporate risk function, including the strategies, policies, procedures, processes and systems established by management to identify, assess, measure, monitor, and manage the major risks facing the Company, other than risks for which responsibility has been assigned to a different Board committee.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the independent auditors, makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls and the Company’s internal audit function, and the quality of the Company’s financial reporting. The Audit Committee also oversees implementation of the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers, including procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters. The Audit Committee reviews for potential conflicts of interest, and determines whether to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company's annual proxy statement. The Audit Committee held four meetings in 2020.

The current members of the Audit Committee are Mr. Cusick (chair), Ms. Moradi, Dr. Hicks and Mr. Meeker. The Board has determined that Mr. Cusick is qualified to be an "audit committee financial expert" as defined by the SEC's rules under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board has also determined that each current member of the Audit Committee meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the Securities and Exchange Commission (the “SEC”) under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee's activities are governed by a written charter, a copy of which is available on the Company's website at www.BBSI.com in the "Investors" section under “Governance.”

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions to grant stock options and other stock-based awards. The current members of the Compensation Committee are Mr. Price (chair), Mr. Cusick, Dr. Hicks and Mr. Justesen, each of whom is "independent" as defined in Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on The Nasdaq Stock Market. The Compensation Committee held twelve meetings in 2020.

The Compensation Committee's responsibilities are outlined in a written charter, a copy of which is available on the Company's website at www.BBSI.com in the "Investors" section under “Governance.” The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors. Its specific duties include reviewing the Company's cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company's compensation policies and practices, the Compensation Committee considers whether the Company's compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company. Based on its most recent review in April 2021, the Committee believes that the Company's compensation program is not likely to have that effect.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and may make recommendations to the Compensation Committee regarding salary adjustments, stock-based awards, and the selection, target amounts and satisfaction of corporate and individual performance goals for cash and stock incentive awards. The Compensation Committee is responsible for annually evaluating the CEO's performance and establishing his base salary and incentive compensation. At the invitation of the Committee chair, the Company's Chief Financial Officer may attend Committee meetings to provide information relevant to the Committee's determination of the satisfaction of corporate performance goals tied to cash and stock incentive compensation and the development of appropriate corporate performance targets for future awards of incentive compensation, as well as financial and accounting issues associated with the Company's executive compensation program. The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers.  If present at a Compensation Committee meeting, each of the CEO and CFO is excused during discussions of his compensation.

The Compensation Committee also administers the Company's stock incentive plans. The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee under the Company's 2020 Stock Incentive Plan, which was approved at the 2020 annual meeting of stockholders. The Compensation Committee has delegated authority, within specified limits, to the CEO (provided he is also a director) to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. For several years, the Compensation Committee has engaged Mercer, a nationally recognized compensation consultant, to assist the Committee in structuring and implementing the Company's executive compensation program. The Compensation Committee solicited information from Mercer regarding any potential conflicts of interest prior to each engagement and determined that no conflicts existed.

As described in more detail under "Executive Compensation—Compensation Discussion and Analysis" below, during 2020, the Compensation Committee engaged Mercer to provide advice and recommendations regarding several issues affecting the Company’s executive compensation program, including:

•	severance arrangements with the Company’s departing CEO,
•	potential approaches to incentive compensation for the Company’s executive officers in light of the effects and uncertainties stemming from the Covid-19 pandemic, and
•	provisions to be included in the Company’s 2020 Stock Incentive Plan, which was approved by the Company’s stockholders at the annual meeting in May 2020.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining the composition of the Board and its committees, including evaluating matters related to diversity and the performance of the Board and its members. The Nominating Committee is also responsible for reviewing issues and developments in corporate governance and considering whether to recommend changes in the Company’s corporate governance framework, overseeing succession planning with respect to the Company's executive officers, and overseeing the Company’s ethics and compliance program (other than issues related to accounting and financial reporting or within the responsibilities assigned to the Audit Committee). The current members of the Nominating Committee are Ms. Dewbrey (chair) and Messrs. Carley, Justesen and Price.  The Nominating Committee held eight meetings in 2020.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company's website at www.BBSI.com in the "Investors" section under “Governance.”

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider, among other factors:

•	The candidate’s ability to commit sufficient time to the position;
•	Professional and educational background that is relevant to the financial, regulatory, industry and business environment in which the Company operates;
•	Demonstration of ethical behavior;
•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and
•	The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

While the Board has not adopted a formal policy with respect to the consideration of diversity in identifying director nominees, the Nominating Committee believes it is important that the Board as a whole represent a diversity of backgrounds and experience, including gender and ethnic background.  Accordingly, the Nominating Committee has committed to continue its search for diverse candidates to include in the pool from which future Board members will be chosen.

During 2020, the Nominating Committee engaged in an extensive search for an individual with substantial knowledge and experience with information technology and data security issues, as well as other characteristics and skills of a good Board member.  Over the course of several months, the Nominating Committee thoroughly vetted numerous candidates with the potential to fit this role. The Board then vetted the top candidates identified by the Nominating Committee, including Carla A. Moradi.  Ms. Moradi, who ultimately was selected to fill the vacancy created by an increase in positions on the Board to nine, was recommended to the Nominating Committee by its Chair, Diane Dewbrey, for the committee’s consideration along with several other candidates.  Ms. Dewbrey became acquainted with Ms. Moradi as a result of their serving together on the board of directors of the YMCA of the USA.  Additional information regarding Ms. Moradi’s election as a director and her background and experience can be found under “Item 1—Election of Directors” above.

In January 2021, the Company’s Secretary received a notice from Wayne King of his intent to nominate himself for election as a director at the 2021 Annual Meeting, purportedly in compliance with Section 1.12 of the Company’s Bylaws, which provides for proxy access.   The Company reviewed the purported notice, and on February 16, 2021, the Board notified Mr. King that his purported notice of nomination did not satisfy certain of the requirements described in Section 1.12 of the Bylaws for a proper advance notice of nomination. As a result of Mr. King’s failure to satisfy the requirements of the Bylaws, Mr. King is not listed in this proxy statement as a candidate for election to the Board.  The Nominating Committee did extend an invitation to Mr. King to consider his candidacy in accordance with its regular vetting process for potential candidates to the Board, which Mr. King accepted, and the process is underway.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating Committee may poll current directors for suggested candidates or engage an executive search firm when called upon to identify new director candidates, because of a vacancy or a decision to expand the Board.

The Nominating Committee will also consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

Risk Management Committee

The Risk Management Committee reviews and discusses with management the development and performance of the Company’s enterprise risk management program, investment guidelines for the Company’s investment portfolios, the Company’s insurance and risk management programs, and technology risks facing the Company, including information security and cyber defense mechanisms.  It also oversees the activities of the Company’s internal worker’s compensation committee with regard to the Company’s workers’ compensation claims administration and expense and its process for developing reserve estimates. The Risk Management Committee held five meetings in 2020. Its current members are Mr. Carley (chair), Ms. Dewbrey, Ms. Moradi, Mr. Meeker and Mr. Price. The Risk Management Committee is governed by a written charter, which is available on the Company's website at www.BBSI.com in the "Investors" section under “Governance.”

DIRECTOR COMPENSATION FOR 2020

The following table summarizes compensation paid to the Company’s outside directors for services during 2020. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2020.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Thomas J. Carley	$74,375	$74,963	$149,338
Thomas B. Cusick	$80,000	$74,963	$154,963
Diane Dewbrey	$72,228	$74,963	$147,191
James B. Hicks, Ph.D.	$72,500	$74,963	$147,463
Jon L. Justesen	$70,897	$74,963	$145,860
Anthony Meeker	$112,500	$74,963	$187,463
Vincent Price	$79,375	$74,963	$154,338

(1)

Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. For 2020, the annual retainer was $60,000 for each outside director other than the Chairman of the Board, whose annual retainer was $100,000. Also throughout 2020, committee chairs and committee members received annual retainers as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Risk Management Committee, $10,000 and $5,000; and Nominating Committee, $10,000 and $5,000.

(2)

Reflects the grant date fair value of 1,457 restricted stock units ("RSUs") based on the closing share price of the Common Stock as of the grant date, July 1, 2020, of $51.45 per share. All the RSUs vest on July 1, 2021, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Each RSU represents a contingent right to receive one share of Common Stock.

(3)

At December 31, 2020, the Company’s outside directors each held 1,457 RSUs. Also as of that date, the Company’s outside directors held stock options as follows: Mr. Carley, 6,250 shares; Dr. Hicks, 9,875 shares; Mr. Justesen, 2,000 shares; and Mr. Meeker, 2,500 shares.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to the Company's principal executive officer, principal financial officer, principal accounting officer, and controller. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company's Code of Business Conduct, which is generally applicable to all of the Company's directors, officers, and employees. The Code of Business Conduct is available on the Company's website at www.BBSI.com in the "Investors" section under “Governance.”

Background and Experience of Executive Officers

In addition to Mr. Kramer, whose background information is presented above under "Item 1- Election of Directors," Anthony J. Harris, Gerald R. Blotz and James R. Potts currently serve as executive officers of the Company.

Anthony J. Harris, age 37, joined BBSI in September 2016 as Controller. He was promoted to Executive Director of Accounting and Finance in March 2018. Then, in March 2020, he was promoted to Chief Financial Officer and Principal Accounting Officer. He became an Executive Vice President in May 2020. Prior to joining the Company, Mr. Harris served as Controller for Holland Partner Group from 2015 to 2016. Previously, Mr. Harris spent nine years with PricewaterhouseCoopers LLP in various roles in the United States and Australia, where he supported publicly traded and large privately held companies. Mr. Harris is a certified public accountant and received a BBA with a specialization in finance and accounting from Washington State University.

Gerald R. Blotz, age 51, joined the Company in May 2002 as Area Manager of the San Jose branch office. Mr. Blotz was promoted to Vice President, Chief Operating Officer-Field Operations in May 2014 and became an Executive Vice President in May 2020. Prior to joining the Company, Mr. Blotz was President and Chief Operating Officer of ProTrades Connection, where he was instrumental in building ProTrades to 44 offices in four states.

James R. Potts, age 53, joined the Company in September 2020, when he was appointed Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Potts was Shareholder and Chair of Insurance, Corporate and Regulatory Practice, at Cozen O’Connor, a full service international law firm, for the past twelve years. Mr. Potts has a JD from Georgetown University Law Center and a Bachelor of Science in Business Administration from the University of Florida.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 12, 2020, by each director, by each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below, and by all current directors and executive officers of the Company as a group. In addition, it provides information, including names and addresses, about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Five Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
Capital World Investors (2)	610,765	8.1%
BlackRock, Inc.(3)	561,948	7.4%
American Century Investment Management, Inc.(4)	408,400	5.4%

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership(1)	Percent
Gerald R. Blotz	45,322	*
Thomas J. Carley (5)(6)	30,702	*
Thomas B. Cusick	3,140	*
Diane L. Dewbrey	501	*
Michael L. Elich(8)	160,782	2.1%
Heather E. Gould(9)	17,181	*
Anthony J. Harris	1,810	*
James B. Hicks, Ph.D.(7)	26,159	*
Jon L. Justesen	26,420	*
Gary E. Kramer	27,968	*
Anthony Meeker (6)	16,963	*
Carla A. Moradi	10	*
James R. Potts	—	—
Vincent P. Price	2,948	*
All current directors and executive officers as a group (12 persons)	181,943	2.4%

*	Less than 1% of the outstanding shares of Common Stock.

(1)

Includes options to purchase Common Stock exercisable within 60 days following April 12, 2021, as follows: Mr. Blotz, 17,500 shares; Mr. Carley, 6,250 shares; and Dr. Hicks, 4,875 shares; and all current directors and executive officers as a group, 28,625 shares.

(2)

Based on information contained in the Schedule 13G amendment filed on February 16, 2021, by Capital World Investors, a division of Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, reporting sole voting power and sole dispositive power as to 610,765 shares.

(3)

Based on information contained in the Schedule 13G amendment filed on January 29, 2021, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, reporting sole voting power as to 549,283 shares and sole dispositive power as to 561,948 shares.

(4)

Based on information contained in the Schedule 13G filed on February 11, 2021, reporting sole voting power as to 392,384 shares and sole dispositive power as to 408,400 shares by American Century Investment Management, Inc., a wholly owned subsidiary of American Century Companies, Inc., which is controlled by Stowers Institute for Medical Research. The address for American Century Investment Management, Inc., is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(5)	Includes 3,002 shares owned by Mr. Carley's spouse.

(6)	Includes shares pledged as collateral for margin accounts with brokerage firms as follows: Mr. Carley, 17,450 shares; and Mr. Meeker, 600 shares.

(7)	Includes 1,050 shares owned by Dr. Hicks’ spouse.

(8)	Based on information contained in Mr. Elich’s final Form 4 filed on February 28, 2020 as well as the exercise of options following termination of Mr. Elich’s employment with the Company.

(9)	Based on information contained in Ms. Gould’s final Form 4 filed on April 9, 2020.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy, which is applicable to the Company’s directors and executive officers, and prohibits them from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or stock incentive plans, or termination of employment.  The Company’s Anti-Hedging Policy is available on the Company’s website at www.BBSI.com in the "Investors" section under “Governance.”

Delinquent Section 16(a) Reports

Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 "reporting persons," including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company's knowledge, based solely on a review of the copies of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC and written representations by the Company's directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2020 on a timely basis, except (i) Anthony Meeker, a director, filed one late Form 4 reporting the exercise of options and sale of the shares, (ii) Anthony Harris filed his initial Form 3 late following his election as an executive officer, and (iii) Heather Gould, a former executive officer, filed one late Form 4 reporting the vesting of RSU awards.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of Common Stock with a value equal to at least three times the regular annual cash retainer, currently $60,000, within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

The Board also adopted a policy on stock ownership for the Company's executive officers. Under the policy, executive officers will have five years from the later of July 1, 2016, and the date the officer is notified of his or her selection, to achieve and maintain ownership of shares of Common Stock with a value equal to at least three times the officer's annual base salary. Shares will be valued at the greater of the then current market price and the original purchase price. Until the minimum ownership level is reached, the officer is expected to retain at least 50% of the shares of Common Stock received upon exercise of an option or vesting of RSUs and performance shares, after payment of the exercise price and withholding and payroll taxes. Participants who are not in compliance will not be permitted to sell or dispose of shares, except as described in the preceding sentence, until they reach the required ownership level. The Nominating Committee may make an exception in its sole discretion in the case of financial hardship.

  ITEM 2 – ADVISORY VOTE TO APPROVE COMPENSATION OF OUR EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2017 annual meeting, the Company's stockholders approved the Board's recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company's executive officers again this year. Unless the Board changes its policy, the next “say on pay” advisory vote will be held in 2022.

The Compensation Committee believes that executive compensation should align with the stockholders' interests, without encouraging excessive or unnecessary risk. This compensation philosophy and the program structure approved by the Compensation Committee are central to the Company's ability to attract, retain, and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail below under the subheading "Executive Compensation – Compensation Discussion and Analysis – Compensation Philosophy and Objectives." A detailed description of compensation paid to our named executive officers in 2020 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

"RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved. "

The above-referenced disclosures appear below under the heading "Executive Compensation" in this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract, motivate, and retain high-quality executive officers;
•	To provide competitive compensation relative to compensation paid to similarly situated executives; and
•	To align the interests of executives with our overall risk profile to build long-term stockholder value.

At the 2020 annual meeting of stockholders, more than 94% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company's named executive officers. The Committee took this indication of support into consideration in reviewing the Company's executive compensation program. Our executive compensation program processes are consistent with those established by the Committee and are monitored by the Company’s finance functions.

Peer Group and Survey Data for Comparison Purposes. For several years, the Committee has retained Mercer, a nationally recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company's executive compensation program.  In late 2018, the Committee asked Mercer to prepare an updated analysis of executive compensation data for all executive officer positions.  In consultation with the Committee, Mercer developed an updated peer group for purposes of comparing the Company's executive compensation with similarly sized companies in the human resources and employment services and related industries.  At the Committee’s request, Mercer added two insurance companies, James River Group Holdings, Ltd., a casualty insurer and reinsurer, and United Fire Group, Inc., a property and casualty insurer, and four companies were removed from the group.

Members of the revised peer group include:

• ASGN Incorporated	• KForce Inc.
• CBIZ, Inc.	• Korn/Ferry International
• GP Strategies Corporation • Heidrick & Struggles International, Inc. • Huron Consulting Group Inc. • ICF International, Inc. • James River Group Holding, Ltd.	• Mistras Group, Inc. • Navigant Consulting Inc. • Resources Connection • United Fire Group, Inc. • Volt Information Sciences, Inc.

The peer group was developed in consultation with Mercer without consideration of individual company compensation practices, and no company was included or excluded from the peer group due to paying above-average or below-average compensation.  Based on its analysis of the peer group and survey data in 2018, Mercer advised the Committee that the Company’s overall compensation levels for all executive officer positions were at approximately the median. The executive compensation approved by the Committee in 2020 took the 2018 survey data into account. The Committee has asked Mercer to update the peer group, conduct another survey of executive compensation among the Company’s peers, and provide a report to the Committee of its findings in the third quarter of 2021.

2020 Executive Compensation Components. For the fiscal year ended December 31, 2020, the principal components of compensation for executive officers were:

•	Base salary;
•	Target annual cash incentive compensation, including both performance-based compensation and discretionary bonuses; and
•	Grants of restricted stock units (“RSUs”).

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as in connection with a promotion or other change in job responsibility. In determining base salaries for executives in 2020, the Committee primarily considered:

•	The results of negotiations regarding the promotion of two of the Company’s current executive officers;

•	The Committee’s analyses of competitive compensation practices, including the information described above under the subheading “Peer Group and Survey Data for Comparison Purposes”;
•	Advice from Mercer regarding total compensation levels for positions similar to General Counsel within the Company’s peer group;
•	The scope of responsibilities of the Company’s executive officers, including leadership, experience, skills, expertise, and knowledge; and
•	Individual performance and contributions to the Company’s financial and strategic objectives.

In March 2020, the Committee approved 2020 executive officer base salary levels as follows: Mr. Kramer, $725,000; Mr. Blotz, $500,000; and Mr. Harris, $350,000. Mr. Blotz’s salary was unchanged from 2019. The salary levels for Messrs. Kramer and Harris reflected their promotions to Chief Executive Officer and Chief Financial Officer, respectively, effective March 5, 2020. In August 2020, the Committee approved a 2020 base salary level of $325,000 for Mr. Potts in connection with his hiring as General Counsel effective September 16, 2020. The Committee did not approve changes in the base salaries for Michael Elich and Heather Gould from 2019 due to their departures from the Company in March and April 2020, respectively.

Annual Cash Incentive Compensation

The Company has an Annual Cash Incentive Award Plan (the “Annual Incentive Plan”) that provides for annual awards of cash compensation to the Company’s executive officers based on the achievement of objective corporate performance goals selected by the Committee. In addition, the Committee typically awards discretionary bonuses based on each officer’s individual performance during the year.  The total bonus opportunity is typically divided such that 75% relates to achievement of corporate performance goals and 25% to individual performance.  Following yearend, the Committee determines the extent to which the corporate and individual performance goals were achieved. An executive must remain employed by the Company through the date of the Committee's determination of performance to be eligible to receive annual cash incentive payouts.

In March 2020, the Committee set the target bonus amounts at 100% of base salary for Mr. Kramer and at 80% of base salary for Messrs. Harris and Blotz.  The target amounts related to achievement of corporate performance goals were as follows:  Mr. Kramer, $543,750; Mr. Harris, $210,000; and Mr. Blotz, $300,000. The target bonus amounts tied to corporate financial metrics preliminarily approved by the Committee were as follows: gross billings of $6,382,717,578; net income of $39,408,052; and gross margin as a percentage of gross billings of 3.21%, with each goal weighted equally. The cash payouts were to be subject to adjustment on a sliding scale based on a 2.5% increase or decrease for each percentage by which the actual achievement of a given metric was above or below the target level. Payouts for a given performance target would be 50% at the 80% achievement level and 200% at an achievement level of 140% or above, with no payout at an achievement level below 80%.

In June 2020, the Committee reviewed the Company’s financial performance for the first five months of the year, which indicated that, due to the impact of the pandemic, payouts tied to the objective corporate financial metrics approved earlier in the year could be as low as zero.  Discussion ensued regarding the advisability of revising the 2020 cash incentive targets to focus on performance during the second half of the year.  The Committee asked management to present possible alternative approaches for its review at its next meeting. In considering the potential revision of corporate performance targets for 2020, the Committee’s primary focus was on creation of shareholder value. Accordingly, it directed that a revised set of targets provide for target and maximum payouts substantially below the original targets approved in March 2020, including a lower adjustment factor.

Accordingly, in July 2020, the Committee approved revised corporate financial metrics for the 2020 cash incentives payable under the Annual Incentive Plan.  The revised metrics relate to the Company’s performance in the second half of 2020 and were as follows: gross billings of $5,546,843,098; net income of $19,403,629; and gross margin as a percentage of gross billings of 3.0%; with each goal weighted equally.  The revised target payout related to the financial metrics was 50% of the original target payout. The adjustment factor was also reduced to 1.5% upward or downward for each percentage of achievement above or below the target level and the maximum payout was reduced to 150% from 200%. For additional information, see the Grants of Plan-Based Awards table below.

In March 2021, the Committee determined that each of the revised corporate financial metrics had been achieved above target as follows:  gross billings of $5,924,539,159, resulting in a payout at the maximum of 150% of target; net income of $33,765,493, also resulting in a payout at 150% of target; and gross margin as a percentage of gross billings of 3.09%, resulting in a payout at 113% of target.  The actual payouts are shown in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table below.

The target bonus amounts for individual performance approved by the Committee in March 2020 were as follows:  Mr. Kramer, $181,250; Mr. Harris, $70,000; and Mr. Blotz, $100,000. In June 2020, the Committee approved individual performance goals recommended by Mr. Kramer related to the discretionary target bonuses.  Mr. Kramer’s goals focused on development and implementation of strategic initiatives for the Company, including building an effective management team, executing an expense synergy plan, and enhancing the Company’s fronted insurance program. The goals for Mr. Harris included overseeing action steps to assist clients in accessing federal and state program benefits adopted in response to the pandemic, designing a more effective benefits program for the Company’s employees, and improving the efficiency and effectiveness of the Company’s financial and accounting functions.  Mr. Blotz’s goals centered on developing improved marketing strategies and relationships with the Company’s referral partners. In connection with his hiring as General Counsel effective September 16, 2020, the Committee approved a target bonus for Mr. Potts related to individual performance of $125,000. In early March 2021, the Committee approved full payouts of the target discretionary bonus amount for each executive officer.

Long-Term Equity Incentive Compensation

In April 2020, due to the imminent expiration of the Company’s 2015 Stock Incentive Plan, the Committee oversaw the development of a new 2020 Stock Incentive Plan (the “2020 Plan”), which received stockholder approval at the 2020 annual meeting. Mercer made recommendations to the Committee regarding development of the new plan, including the incorporation of provisions corresponding to leading practices in executive compensation and corporate governance that had developed since approval of the previous plan in 2015. Among other types of awards, the 2020 Plan permits grants of stock options, RSUs and performance shares.

In 2020, the Committee continued its practice of making annual grants of RSUs to the Company's executive officers. The Committee believes that RSUs provide a near-term opportunity to receive an ownership stake in the Company, thus serving as a significant incentive aligning the long-term interests of the executive team with the interests of the Company's stockholders. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs granted to executive officers typically vest in four equal annual installments. The Committee fixed the dollar value of the annual RSU awards to executive officers granted on July 1, 2020, based on the closing sale price of the Common Stock on the date of grant, as follows: Mr. Kramer, $580,000; Mr. Harris, $280,000; and Mr. Blotz, $487,500.  In addition, Mr. Potts received awards with a dollar value of $250,000 effective with his hiring as General Counsel in September 2020. In November 2020, the Committee approved a one-time grant of RSUs to Mr. Harris in recognition of the increased responsibilities and demands of his position following his promotion to Chief Financial Officer in March 2020, as well as to serve as a retention incentive. The awards are shown in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table below.

Due to the uncertainties stemming from the pandemic and the resulting difficulty in developing performance goals for the three-year performance period ending December 31, 2022, the Committee deferred consideration of awards of performance shares for the executive officers from 2020 to 2021, with the target dollar values of the awards to be based in part on a two-year performance period ending December 31, 2022, and in part on a three-year performance period ending December 31, 2023.

In early March 2021, the Committee reviewed the achievement of performance goals for performance share awards granted to Messrs. Kramer and Blotz in early 2018.  The awards had been tied to the achievement of net income and gross billings targets for the three years ended December 31, 2020, with each factor weighted equally.  The Committee determined that the net income goal had been achieved at the 100.4% level; the adjustment of 2.5% for each 1% above target yielded a payout of 100.9% of the target award tied to net income.  The Committee determined that the gross billings goal had been achieved at the 87.7% level, yielding a payout of 69.1% of the target award tied to gross billings following downward adjustment. The overall payout totaled approximately 85.0% of the target awards.  The performance share awards were settled on March 1, 2020, with each of Mr. Kramer and Mr. Blotz receiving 1,680 shares of common stock.

Deferred Compensation Plan

Under the Company’s Nonqualified Deferred Compensation Plan adopted in 2017, executive officers and other participants may defer receipt for income tax purposes of up to 90% of salary, as well as up to 100% of bonuses and other compensation. Deferred amounts are credited to each participant's account and adjusted to reflect amounts of income, gain, or loss as if the amounts credited to such accounts had been invested in investment funds designated under the plan and selected by the participant.  The Committee also approved the establishment of a Rabbi trust under which compensation deferred at the election of participants is deposited in trust and held separately from the Company's other assets, subject to the claims of the Company's creditors in the event of its bankruptcy or insolvency.  Although the Company does not make cash matching contributions to participants’ accounts under the plan, RSUs that cliff vest five years following the grant date are awarded each January 1 and July 1, with a matching award of RSUs equal to 35% of the amount deferred into a participant's account during the preceding six months, up to a maximum value of $75,000 per year.  The RSU awards during 2020 are shown in the Grants of Plan-Based Awards table below.  Additional information about the deferred compensation plan is included under "Nonqualified Deferred Compensation" below.

Retirement Benefits

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan. The Company matches each employee's contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $11,400. All executive officers other than Mr. Potts participated in the 401(k) plan in 2020.

Agreements with Executive Officers

In April 2020, the Company entered into separation agreements with Mr. Elich and Ms. Gould in connection with their departures from the Company.

The Company also entered into employment agreements with Messrs. Kramer, Harris, and Blotz in April 2020, and with Mr. Potts in August 2020.  The employment agreements provide for the payment of severance benefits upon termination of the executive’s employment for specified reasons.  Each agreement includes the executive’s agreement not to compete with the Company for a specified period following termination. The Committee approved the agreements with the goal of providing the Company's stockholders with greater assurance of stability within senior management. The employment agreements replaced prior agreements that provided for severance benefits only in the event of termination for specified reasons following a change in control of the Company.

The Company has also entered into agreements with Messrs. Kramer, Blotz, Harris, and Potts that provide, in the event of the executive's death, for the Company to make a lump sum payment to the executive’s designated beneficiary. The agreements are intended to provide a benefit to each executive’s heirs in the event of his death while employed by the Company.  In 2020, in connection with the restructuring of the executive team, the Committee approved increased death benefits from $800,000 to $2,000,000 for Mr. Kramer and of $1,000,000 for each of Messrs. Harris, Blotz and Potts.

The Committee approved each of the foregoing agreements, which are described under “Information Regarding Agreements with Executive Officers” below.

Compensation Recovery (“Clawback”) Policy. The Company demands that its employees, officers and directors conduct business in accordance with the highest standards of integrity and personal and professional ethics. As an adjunct to this standard of conduct, the Board has adopted a compensation recovery (“clawback”) policy that applies to its executive officers. Under this policy, the Compensation Committee may instruct the Company to seek to recover payments of incentive compensation if the performance measure upon which the award was based is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. If the incentive compensation was tied to a subjective measure, the Compensation Committee will decide how much, if any, of the compensation the Company should seek to recover. The Compensation Committee may also direct the Company to seek recovery of up to the entire amount of any incentive compensation awarded for a period during which a covered executive committed a significant legal or compliance violation. A copy of the policy is available on the Company's website at www.BBSI.com in the "Investors" section under “Governance.”

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the amount that the Company may deduct for income tax purposes for compensation paid to our executive officers to $1,000,000 per person. Prior to the enactment of the Tax Cuts and Jobs Act by Congress in late 2017, performance-based compensation that met the requirements of Section 162(m) and regulations thereunder was excluded from the limit. This exception was repealed on a prospective basis. Accordingly, subject to certain limitations, effective with the 2018 tax year, all compensation paid to a named executive officer or other covered employee in excess of $1,000,000 is non-deductible, other than qualifying performance-based compensation paid under written binding agreements in effect as of November 2, 2017. No compensation shown in the Summary Compensation Table below qualified as performance-based compensation under Section 162(m). The performance shares that vested in 2020 did qualify as performance-based compensation for purposes of Section 162(m). In February 2019, the Compensation Committee amended and restated our Annual Cash Incentive Award Plan to remove references to Section 162(m).

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers. The Compensation Committee has reviewed the section headed "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed "Compensation Discussion and Analysis" be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and the Company's proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors:

Vincent P. Price, Chair Thomas B. Cusick
James B. Hicks, Ph.D.
Jon L. Justesen

Summary Compensation Table

The following table sets forth information regarding compensation received by each individual who served as an executive officer of the Company during 2020.

Name and Principal Position	Year	Salary	Bonus(5)	Stock Awards(6)	Stock Options(7)	Non-Equity Incentive Plan Compensation(8)	Nonqualified Deferred Compensation Earnings	All Other Compensation(9)	Total Compensation
Gary E. Kramer (1)	2020	$685,656	$181,250	$655,411	$—	$374,364	$35,599	$18,775	$1,951,055
President and Chief	2019	500,000	125,000	564,616	—	300,000	36,323	11,200	1,537,139
Executive Officer	2018	500,000	100,000	493,894	1,456,596	300,000	—	3,731	2,854,221

Michael L. Elich (1)	2020	$142,077	$—	$—	$—	$—	$—	$1,211,400	$1,353,477
Former President	2019	800,000	200,000	1,019,922	—	600,000	—	11,200	2,631,122
and Chief Executive	2018	800,000	200,000	1,019,972	—	600,000	—	2,462	2,622,434
Officer

Anthony J. Harris (2)	2020	$323,770	$70,000	$705,363	$—	$144,582	$5,481	$11,400	$1,260,596
Chief Financial
Officer

Gerald R. Blotz	2020	$500,000	$100,000	$487,489	$—	$206,546	$11,709	$11,400	$1,317,143
Chief Operating	2019	500,000	100,000	494,388	—	300,000	8,582	11,200	1,414,170
Officer	2018	500,000	100,000	491,831	1,456,596	300,000	—	10,154	2,858,581

James R. Potts (3)	2020	$95,014	$125,000	$249,995	$—	$—	$—	$—	$470,009
General Counsel
and Secretary

Heather E. Gould(4)	2020	$128,415	$—	$252,639	$—	$—	$53,918	$394,235	$829,208
Former Chief	2019	500,000	100,000	541,687	—	300,000	33,485	11,200	1,486,372
Strategy Officer	2018	500,000	100,000	501,490	1,456,596	300,000	—	11,000	2,869,086

(1)	Mr. Elich retired from the Company and Mr. Kramer was elected President and Chief Executive Officer effective March 5, 2020.

(2)	Mr. Harris was elected Chief Financial Officer of the Company effective March 5, 2020.

(3)	Mr. Potts was elected General Counsel and Secretary of the Company effective September 16, 2020.

(4)	Ms. Gould left the employment of the Company on April 3, 2020.

(5)

The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee. Additional information regarding the Company's annual cash bonus program appears under the subheading "Compensation Discussion and Analysis" above.

(6)

Includes the grant date fair value of RSUs granted to executive officers under the Company's 2020 Stock Incentive Plan (the “2020 Plan”) and 2015 Stock Incentive Plan (the "2015 Plan") using the closing price of the Common Stock on the grant date. Both grants of RSUs and RSUs awarded as a matching contribution under the Company’s nonqualified deferred compensation plan are included. Assumptions regarding forfeitures are ignored. Each RSU represents a contingent right to receive one share of Common Stock.  Additional details regarding the terms of the RSU awards are described below under "Incentive Compensation." Additionally, includes the grant date fair value of awards of performance shares in 2018 and 2019 under the 2015 Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant equal to zero dollars. The actual value to be received pursuant to these stock awards is dependent on the degree to which company-wide performance goals are met over three-year performance cycles.

(7)

The amounts shown represent the grant date fair value of employee stock options under the Company's 2015 Plan. The actual value to be received pursuant to the option awards is dependent on the appreciation in our stock price prior to the exercise or expiration of the options. Additional details regarding the terms of outstanding stock options held by the named executive officers are described below under "Incentive Compensation." The fair value of stock option awards as determined under the Black-Scholes option-pricing model was estimated using the following weighted-average assumptions (assumptions regarding forfeitures are ignored):

2018
Expected volatility	42.2%
Risk free interest rate	2.7%
Expected dividend yield	1.2%
Expected term	8.3
Weighted average fair value per share	$36.41

(8)

Amounts shown represent performance-based cash bonuses paid pursuant to the Company's Annual Incentive Plan during the years shown. Additional information regarding awards under the program appears under the subheadings "Compensation Discussion and Analysis" above and "Incentive Compensation" below.

(9)

Amounts shown for 2020 represent employer contributions to the 401(k) plan. Additionally, the amounts shown for 2020 represents severance as follows; Mr. Elich, $1,200,000; and Ms. Gould, $382,835. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during 2020.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan, the 2020 Plan, and the 2015 Plan to the named executive officers during the year ended December 31, 2020.

Grants of Plan-Based Awards for the Year Ended December 31, 2020

		Approval	Estimated potential payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option
Name	Grant Date	Date	Threshold(1)	Target(1)	Maximum(1)	(#)		Awards(5)
Gary E. Kramer	01/01/2020	—	—	—	—	5	(2)	$452
		—	$271,875	$543,750	$1,087,500	—		—
	07/01/2020	06/16/2020	—	—	—	11,273	(4)	$579,996
	07/01/2020	—	—	—	—	1,457	(2)	$74,963

Anthony J. Harris	01/01/2020	—	—	—	—	10	(2)	$905
		—	$105,000	$210,000	$420,000	—		—
	07/01/2020	06/16/2020	—	—	—	5,442	(4)	$279,991
	07/01/2020	—	—	—	—	88	(2)	$4,528
	11/09/2020	11/02/2020	—	—	—	6,006	(4)	$419,940

Gerald R. Blotz		—	$150,000	$300,000	$600,000	—		—
	07/01/2020	06/16/2020	—	—	—	9,475	(4)	$487,489

James R. Potts	09/16/2020	08/12/2020	—	—	—	4,708	(4)	$249,995

Heather E. Gould	01/01/2020	—	—	—	—	145	(2)	$13,117
	04/03/2020	04/02/2020	—	—	—	6,973	(3)	$239,523	(3)

(1)

Represents the potential annual non-discretionary cash incentive payouts under the Cash Incentive Plan based on the level of achievement of corporate performance goals approved in March 2020. The minimum, target and maximum levels were reduced in July 2020, as explained under "Compensation Discussion and Analysis" above, as follows: Mr. Kramer, $190,312, $271,875, and $407,812; Mr. Harris, $73,500, $105,000, and $157,500; and Mr. Blotz, $105,000, $150,000, and $225,000. The adjustment factor and maximum bonus levels were also revised in July 2020 such that, for each percentage point that achievement of the goal fell above or below the target level in 2020, the bonus amount attributable to that goal was increased or reduced by 1.5% and the maximum bonus was 150% of target. Actual cash incentive payments are shown in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table above.

(2)

Reflects the grant of RSUs as a matching contribution in connection with the Company’s nonqualified deferred compensation plan. The RSUs will vest on the five-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment due to disability. The RSUs granted to Ms. Gould were forfeited.

(3)

Reflects the modification and acceleration of unvested RSUs under the 2015 Plan. The modification was effective as of April 3, 2020, with a value based on the closing price of $34.35 on that date, and resulted in acceleration of vesting on April 9, 2020.

(4)

Reflects the grant of RSUs under the 2020 Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs typically vest in four equal annual installments beginning on the one-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment due to disability.

(5)	The amounts shown represent the grant date fair value of RSUs based on the closing sale price of the Common Stock on the grant date multiplied by the number of shares underlying the RSUs.

Option Exercises and Stock Vested During 2020

The following table provides information regarding exercises of stock options and vesting of RSUs and performance shares during 2020 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary E. Kramer	—	—	14,345	$844,431
Michael L. Elich	88,013	$1,824,568	6,203	406,110
Anthony J. Harris	—	—	1,864	94,553
Gerald R. Blotz	—	—	11,614	639,110
James R. Potts	—	—	—	—
Heather E. Gould	—	—	9,345	434,285

The table below provides information regarding outstanding stock options, RSUs and performance shares held by the named executive officers at the end of 2020.

Outstanding Equity Awards at December 31, 2020

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(#)	Number of Securities Underlying Unexercised Options: Unexercisable(#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(16)
Gary E. Kramer	—	40,000	(1)	$82.21	3/28/2028	1,702	(2)	$116,093	988	(14)	$67,391
	—	—		—	—	29	(3)	$1,978	1,128	(15)	$76,941
	—	—		—	—	2,524	(4)	$172,162	—		—
	—	—		—	—	47	(5)	$3,206	—		—
	—	—		—	—	79	(6)	$5,389	—		—
	—	—		—	—	4,531	(7)	$309,060	—		—
	—	—		—	—	923	(8)	$62,958	—		—
	—	—		—	—	5	(9)	$341	—		—
	—	—		—	—	11,273	(10)	$768,931	—		—
	—	—		—	—	1,457	(11)	$99,382	—		—

Michael L. Elich	—	—		—	—	—		—	—		—

Anthony J. Harris	—	—		—	—	500	(2)	$34,105	—		—
	—	—		—	—	4	(5)	$273	—		—
	—	—		—	—	776	(4)	$52,931	—		—
	—	—		—	—	9	(6)	$614	—		—
	—	—		—	—	1,425	(7)	$97,199	—		—
	—	—		—	—	61	(8)	$4,161	—		—
	—	—		—	—	10	(9)	$682	—		—
	—	—		—	—	5,442	(10)	$371,199	—		—
	—	—		—	—	88	(11)	$6,002	—		—
	—	—		—	—	6,006	(13)	$409,669	—		—

Gerald R. Blotz	3,750	—		$15.03	4/13/2021	2,127	(2)	$145,083	988	(14)	$67,391
	3,750	—		$17.55	3/07/2022	2,524	(4)	$172,162	1,128	(15)	$76,941
	10,000	—		$29.99	2/01/2025	45	(5)	$3,069	—		—
	—	40,000	(1)	$82.21	3/28/2028	76	(6)	$5,184	—		—
	—	—		—	—	4,531	(7)	$309,060	—		—
	—	—		—	—	86	(8)	$5,866
	—	—		—	—	9,475	(10)	$646,290

James R. Potts	—	—		—	—	4,708	(12)	$321,133	—		—

Heather E. Gould	—	—		—	—	—		—	—		—

(1)	The unvested options vest 25% on March 28, 2022, 25% on March 28, 2024, and 50% on March 28, 2026.

(2)	The unvested RSUs vest on July 1, 2021.

(3)	The unvested RSUs vest in full on January 1, 2023.

(4)	The unvested RSUs vest in two equal annual installments on July 1, 2021, and 2022.

(5)	The unvested RSUs vest in full on July 1, 2023.

(6)	The unvested RSUs vest in full on January 1, 2024

(7)	The unvested RSUs vest in three equal annual installments beginning on July 1, 2021.

(8)	The unvested RSUs vest in full on July 1, 2024.

(9)	The unvested RSUs vest in full on January 1, 2025.

(10)	The unvested RSUs vest in four equal annual installments beginning on July 1, 2021.

(11)	The unvested RSUs vest in full on July 1, 2025.

(12)	The unvested RSUs vest in four equal annual installments beginning on September 16, 2021.

(13)	The unvested RSUs vest in four equal annual installments beginning on November 9, 2021.

(14)

Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income for the three years ending December 31, 2020. The awards earned could range from 50% at the threshold level to 200% at the maximum level of the target number of performance shares. The actual shares earned are shown in the “Compensation Discussion and Analysis” above.

(15)

Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income for the three years ending December 31, 2021. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2022.

(16)	Based on the $68.21 closing sale price per share of the Company's Common Stock on the last trading day of 2020.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that may be issued upon exercise of stock options, warrants, and rights under the Company's equity compensation plans and arrangements as of December 31, 2020. See "Grants of Plan-Based Awards for the Year Ended December 31, 2020" and "Outstanding Equity Awards at December 31, 2020" above and Note 10 of Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for 2020 for additional information.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights		B. Weighted-average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders
Stock options	139,648	(1)	$56.13	303,462	(4)
Restricted stock units	181,823	(2)	—	—
Performance shares	16,930	(3)	—	—
Employee Stock Purchase Plan	—		—	292,651	(5)
Equity compensation plans or arrangements not approved by stockholders	—		—	—
Total	338,401			596,113

(1)	Represents shares underlying stock options granted under the Company's 1993 Stock Incentive Plan, 2003 Stock Incentive Plan, 2009 Stock Incentive Plan, and 2015 Stock Incentive Plan (the "2015 Plan").

(2)	Represents unvested RSUs granted under the 2020 Stock Incentive Plan (the “2020 Plan”) and 2015 Plan. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(3)

Includes 7,906 shares issuable under performance share awards granted in 2018 under the 2015 Plan, assuming achievement of specified corporate performance goals at the maximum level. Of the 7,906 shares, 3,360 shares vested on March 1, 2021, and the remainder were forfeited. Also includes 9,024 shares issuable under performance share awards granted in 2019 under the 2015 Plan, assuming achievement of specified corporate performance goals at the maximum level. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(4)

Includes 303,462 shares available for future awards under the 2020 Plan that may be in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance share awards, or other stock-based awards.

(5)

Includes 292,651 shares subject to future issuance under the 2019 Employee Stock Purchase Plan. The purchase price for shares subject to subscriptions is not fixed until the purchase date and is equal to 85 percent of the closing sale price on the purchase date.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of our CEO for 2020, our last completed fiscal year:

•	The annual total compensation of our CEO was $1,951,055; for purposes of this calculation, Mr. Kramer’s base salary in effect upon his promotion to CEO on March 5, 2020, $725,000, was annualized.

•	The median of the annual total compensation of all of our employees other than our CEO (based on our median employee identified under the methodology described below) was $102,062.

•	The resulting ratio of our CEO's annual total compensation to the annual total compensation of our median employee is 19 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records.  The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.

We completed the following steps to identify the median of the annual total compensation of our employees and to determine the annual total compensation of our median employee and CEO:

•

On December 31, 2020, the date we used to determine the employees to be included in our ratio calculation, our employee population consisted of approximately 700 individuals, including full-time, part-time and temporary employees (excluding temporary staffing employees) employed on that date.

•

The employee number excludes the employees of our professional employer services ("PEO") clients, because our PEO clients determine the compensation of their employees.  Similarly, the number excludes our temporary staffing employees who work at our customers' job sites, because the compensation paid to such employees is established by our customer's order.

•

To find the median of the annual total compensation of the individuals (other than our CEO) in our employee population as described above, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the fiscal year 2020. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2020 but who did not work for us the entire year. No full-time equivalent adjustments were made.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.

•

After identifying the median employee, we added together all of the elements of that employee’s compensation for calendar year 2020 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table above.

For the annual total compensation of our CEO, we used the amount reported for our CEO in the "Total" column for 2020 in the Summary Compensation Table above, as adjusted for the increase in his base salary upon his promotion on March 5, 2020.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation received by the persons serving as executive officers of the Company during 2020.

Name	Executive Contributions in 2020 (1)	Company Contributions in 2020	Aggregate Earnings in 2020	Aggregate Withdrawals/Distributions in 2020	Aggregate Balance at 12/31/2020
Gary E. Kramer	$238,500	—	$35,599	—	$565,649
Mike L. Elich	—	—	—	—	—
Anthony J. Harris	13,000	—	5,481	—	40,224
Gerald R. Blotz	—	—	11,709	—	63,358
James R. Potts	—	—	—	—	—
Heather E. Gould	83,077	—	53,918	$(40,493)	357,709

(1)	Amounts are also included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table above.

On July 1, 2017, the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan (the “NDCP”) was established, in which upper management, including executive officers, are eligible to participate. Key features of the NDCP are as follows:

•

Deferrals. Participants may make an advance election to defer up to 90% of their annual base salary, 100% of annual cash performance and discretionary bonuses, and 100% of other compensation as permitted in the Company’s discretion.

•	Vesting. Participants are immediately vested in credits for their contributions and related earnings.

•

Form of Payment. Participants may make elections regarding distribution of their vested account balance in accordance with the terms and conditions set forth in the NDCP.  The payment may be in a lump sum on a specified date at least five years following the end of the period in which the deferred amount was earned (an "in-service distribution") or on the first business day of the seventh month following separation from service.  Alternatively, for in-service distributions or distributions following retirement at or after age 60 with at least 10 years of service, the distribution may be paid in up to 10 equal annual installments. A lump-sum distribution will be made 60 days following death or disability. Distributions are also permitted in the event of an unforeseeable emergency.  Subsequent deferral elections with respect to deferred amounts are also permitted.

•

Earnings on Account Balances. Participants may allocate the amounts deferred into their accounts under the NDCP among 21 investment fund alternatives offered by the Company. Investment instructions may be submitted on any business day.  Hypothetical gains and losses are credited to participant accounts based on their investment elections. The following table shows investment fund alternatives selected by participants during 2020 and annualized returns for each investment alternative for 2020:

Fund	Performance
Delaware Small Cap Value R6	-1.1%
Federated Hermes Government Obligations Fund	0.4%
MFS Value Fund Class - R6	4.0%
PGIM Investments Total Return Bond Q	8.1%
Amer Funds: EuroPacific Growth R6	25.3%
American Balanced R6	11.2%
RidgeWorth Ceredex Mid-Cap Value Equity Fund Class	-1.0%
T. Rowe Price Blue Chip Growth Fund	34.7%
Vanguard Total Bond Mkt Index-Admrl	7.7%
Vanguard 500 Index Admiral	18.4%
Vanguard Target Retirement 2050	16.4%
Vanguard Target Retirement 2040	15.5%
Vanguard Growth Index Fund Admiral Shares	40.2%
Vanguard Mid Cap Index (Adm)	18.2%
Vanguard Small Cap Growth Index Admiral	35.3%
Vanguard Small-Cap Value Index Admiral	5.9%
Vanguard Target Retirement 2030	14.1%
Vanguard Target Retirement Income	10.0%
Vanguard Developed Markets Index Admiral	10.3%
Vanguard Target Retirement 2020	12.0%
Vanguard Value Index Fund Admiral Shares	2.3%

The Company does not make cash matching contributions to participants’ accounts in the NDCP.  However, as an incentive to participate in the NDCP and as a retention tool, the Committee approved the automatic award of RSUs under the 2015 Plan each January 1 and July 1 to participants in the NDCP based on the fair market value of a share on the grant date, with a total dollar value equal to 35% of the amount deferred into the participant's account under the NDCP during the preceding six months. The grant date fair value of RSUs awarded to a single participant in connection with the NDCP is limited to $75,000 per year.  The restriction period for RSUs awarded in connection with the NDCP will expire, and the RSUs will vest in full, on the fifth anniversary of the grant date, so long as the participant continues to be an employee of the Company on the vesting date.  Vesting of the RSUs will be accelerated if the participant ceases to be an employee due to death or disability or in the event of a change in control of the Company.  RSUs that do not vest on or before the expiration of the restriction period are forfeited. A total of 1,705 RSUs were granted to executive officers in connection with the NDCP during 2020.

Information Regarding Agreements with Executive Officers

Payments upon Death or Termination for Disability. The Company has entered into Death Benefit Agreements with Messrs. Kramer, Blotz, Harris, and Potts. Under each Death Benefit Agreement currently in place, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death. Death Benefit Agreements with Mr. Elich and Ms. Gould terminated upon their departures from the Company. At December 31, 2020, the death benefit would have been $2,000,000 for Mr. Kramer and $1,000,000 for each of Messrs. Harris, Blotz, and Potts.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officer's death or termination of employment due to disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2020, is shown below under the subheading "Potential Benefits upon a Change in Control." A description of benefits payable under the NDCP is included under “Nonqualified Deferred Compensation” above.

Separation Agreements.

Ms. Gould and the Company entered into a Separation and Release Agreement in April 2020, in connection with her departure from the Company. She received salary continuation payments totaling $365,385 in accordance with the Company’s regular payroll schedule through December 31, 2020, subject to applicable payroll taxes and deductions.  All outstanding RSUs held by Ms. Gould that were scheduled to vest on or before July 14, 2020, were accelerated and deemed fully vested, resulting in the issuance of 6,973 shares of Common Stock with a value of $239,523 on April 3, 2020. All other RSUs held by Ms. Gould on April 3, 2020, were forfeited. The Company also paid Ms. Gould $11,250 in cash in a lump sum. The agreement included a release of claims against the Company and a mutual nondisparagement clause. Information regarding Ms. Gould’s benefits under the NDCP is shown above under “Nonqualified Deferred Compensation.”

Mr. Elich and the Company also entered into a Separation and Release Agreement in April 2020. Under the agreement, Mr. Elich was paid $1,200,000 in cash in a lump sum, subject to applicable payroll taxes and deductions. The agreement included a mutual release of all claims and a mutual nondisparagement clause.

Employment Agreements. On April 22, 2020, the Company entered into Employment Agreements with Messrs. Kramer, Harris, and Blotz, effective as of March 5, 2020. On August 14, 2020, the Company entered into an Employment Agreement with Mr. Potts, effective as of September 16, 2020. With regard to Messrs. Kramer and Blotz, the Employment Agreements replaced Change in Control Employment Agreements previously in effect. Each of the Employment Agreements has a term ending on July 1, 2023, with a one-year extension each year beginning on July 1, 2021, unless either the Company or the executive gives notice to the other party of nonrenewal at least 90 days in advance.

During the term of each of the Employment Agreements, the executives will be entitled to salary, annual cash incentive compensation, health and other employee benefits, and stock-based awards as approved by the Committee under the Company’s executive compensation program. The general parameters of the current executive compensation program are described under “Compensation Discussion and Analysis” above.

If an executive’s employment is terminated by the Company other than for cause, disability or death, or by the executive for good reason, the Employment Agreements provide for payment of cash severance, as well as acceleration of equity compensation in certain circumstances. Payment of severance benefits is conditional on the delivery by the executive of a release of claims against the Company. The Employment Agreements also include noncompetition and nonsolicitation provisions that apply throughout an executive’s employment with the Company, as well as after termination of his employment, regardless of the reason, for a period of 18 months for Mr. Kramer and 12 months for Messrs. Harris, Blotz and Potts.

Summaries of the definitions of certain terms used in the Employment Agreements are as follows:

"Cause" means embezzlement, willful misconduct, gross negligence, dishonesty, or other fraudulent acts involving the Company, its business operations or the performance of the executive’s duties, including refusal to comply with legal directives of the Board; a material breach of the executive’s fiduciary duties to the Company (unless remedied as provided in the agreement); a willful material breach of the confidentiality provisions of the agreement or a confidentiality policy of the Company; or an act or omission that materially injures the Company's reputation, business affairs, or financial condition if the injury reasonably could have been avoided by the executive, including conviction of a felony or crime involving dishonesty or moral turpitude.

"Good reason" generally means, in the absence of the executive’s written consent, a material reduction in the executive's authority, duties, or responsibilities or those of the person to whom the executive is required to report; a material decrease in the executive’s base compensation with certain exceptions); a relocation or transfer of the executive’s principal place of employment by a distance of more than 50 miles; or a material breach of the Employment Agreement by the Company.

"Change in control" means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined in regulations promulgated under Section 409A of the Internal Revenue Code, as amended, or in subsequent regulations or other guidance published by the Internal Revenue Service.

Potential Benefits in the Absence of a Change in Control. If the employment of our executive officers had been terminated on December 31, 2020, without cause or for good reason in the absence of a change in control, the executives would have been entitled to the payment of cash severance, as well as acceleration of the vesting of a specified number of RSUs, as shown in the table below. A description of benefits payable under the NDCP is included under “Nonqualified Deferred Compensation” above.

	Lump
	Sum Cash	Value of
	Severance	Accelerated
Name	Payment(1)	RSUs(2)	Total
Gary E. Kramer	$2,175,000	$746,183	$2,921,183
Anthony J. Harris	$630,000	$288,255	$918,255
Gerald R. Blotz	$900,000	$495,818	$1,395,818
James R. Potts	$450,000	$80,283	$530,283

(1)

Equals the executive's annual base salary level at December 31, 2020, plus the target cash incentive bonus for 2020, for Messrs. Harris, Blotz and Potts, and 1.5 times that amount for Mr. Kramer, payable in a lump sum.

(2)

Reflects the market value, based on the closing sale price of the Common Stock on The Nasdaq Stock Market on the last trading day of 2020, $68.21 per share, of the number of unvested RSUs held by the executive that were scheduled to vest on or before the one-year anniversary of December 31, 2020, for Messrs. Harris, Blotz and Potts, and 1.5 times that number of RSUs for Mr. Kramer. The Employment Agreements provide that the specified number of RSUs will be accelerated and deemed fully vested as of the date of the executive’s termination of employment without cause or for good reason in the absence of a change in control. See "Outstanding Equity Awards at December 31, 2020" above for additional information.

Potential Benefits upon a Change in Control. If an executive officer’s employment is terminated during a period beginning 3 months before and ending 24 months after a change in control, the executive would be entitled to a lump sum cash payment equal to 3 times the sum of annual base salary plus target cash incentive bonus, generally within 30 days after the later of the change in control or the termination.  Under the award agreements in place under the 2015 and 2020 Plans, all outstanding stock options and RSUs held by the executives will also become exercisable or vested in full following a change in control of the Company, whether or not the executive’s employment is terminated. If payment of these benefits would result in an "excess parachute payment" as defined in Code Section 280G, such payments will be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999. A description of benefits payable under the NDCP is included under “Nonqualified Deferred Compensation” above.

The following table shows potential payouts under the Employment Agreements with our executive officers as of December 31 2020, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2020, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and RSUs(2)	Total(3)
Gary E. Kramer	$4,350,000	$1,539,500	$5,889,500
Anthony J. Harris	$1,890,000	$976,835	$2,866,835
Gerald R. Blotz	$2,700,000	$1,286,713	$3,986,713
James R. Potts	$1,350,000	$321,133	$1,671,133

(1)	Equal to three times the sum of the executive's annual base salary level at December 31, 2020, and the target cash incentive bonus for 2020.

(2)

Reflects the market value of unvested RSUs plus the difference (the "spread") between the closing sale price of the Common Stock on The Nasdaq Stock Market on the last trading day of 2020, $68.21 per share, and the per share exercise price for unvested options. See "Outstanding Equity Awards at December 31, 2020" above for additional information.

(3)	The amounts shown are subject to reduction to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G.

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Under the charter of the Audit Committee, the committee must determine whether to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company's proxy statement. Under the Company's Code of Business Conduct, directors must disclose any personal interest in any proposed transaction with the Company to the Audit Committee. Directors may not participate in any decision by the Board where there is a conflict between their personal interests and the Company's interests. In reviewing a proposed transaction with a related person, the Audit Committee will consider whether the transaction is fair to and in the interests of the Company and its stockholders.

Indemnification of Directors and Officers

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity. Our charter also permits us to indemnify any employee or agent of the Company. Under Maryland law, we are permitted to advance the reasonable expenses of a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our directors who is not also an employee. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

MATTERS RELATING TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP ("Deloitte") was the Company's independent registered public accounting firm with respect to its audited financial statements for the years ended December 31, 2019 and 2020. The Company expects representatives of Deloitte to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

Deloitte billed the following fees for professional services rendered to the Company in fiscal 2019 and 2020.

	2019	2020
Audit Fees(1)	$1,395,000	$1,447,000
Audit-Related Fees(2)	$37,000	$2,000
All Other Fees	—	—

(1)

Consists of fees for professional services for the audit of the Company and its subsidiaries’ annual financial statements for the years shown and for review of financial statements included in the Company’s quarterly reports on Form 10-Q. It also consists of fees for SOC-1 report services and the Company’s filing of a Registration Statement on Form S-8 in June 2020.

(2)	Consists of fees for SOC-1 readiness and for US GAAP accounting research tools.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company's independent registered public accounting firm (the "independent auditors"), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company's Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC's rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members, subject to providing that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

Audit Committee Report

In discharging its responsibilities, the Audit Committee and its individual members met with management and with the Company's independent auditors, Deloitte & Touche LLP, to review the audit process and the Company's accounting functions and to review and discuss the Company's audited financial statements for the year ended December 31, 2020. In addition, the Audit Committee discussed various matters with Deloitte related to the Company's consolidated financial statements and matters required to be discussed under the applicable requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”), as well as the Company's internal control over financial reporting. The Audit Committee has also received written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by the Audit and Compliance Committee of the Board of Directors (Ms. Moradi is not named below because she joined the Board after the Audit Committee completed the actions described above and approved this report):

Thomas B. Cusick, Chair
James B. Hicks, Ph.D.
Anthony Meeker

ITEM 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2021. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company's charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Deloitte, the Audit Committee will reconsider its selection.

If a quorum is present, the selection of Deloitte as the Company's independent auditors will be ratified upon receipt of the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Deloitte as the Company's independent registered public accounting firm for 2021.

OTHER MATTERS

Management knows of no matters to be brought before the Annual Meeting other than the election of directors, the advisory vote to approve our executive compensation, and ratification of the selection of independent auditors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by email to bod@bbsi.com. All directors have access to this email address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring emails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to our principal executive offices at 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662, to the attention of the Board (or to individual directors or committees), will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

SUBMISSION OF DIRECTOR NOMINATIONS AND PROPOSALS FOR THE 2022 ANNUAL MEETING

Rule 14a-8 under the Exchange Act permits stockholders to submit certain types of stockholder proposals for inclusion in a proxy statement relating to an annual meeting. Failure to submit a proposal that complies with all of the requirements of Rule 14a-8 may result in its exclusion from the proxy statement. If a stockholder wishes to submit a proposal for inclusion in our proxy statement for our 2022 Annual Meeting, it must be received no later than the close of business (5:00 p.m. Pacific Time) on December 24, 2021. The proposal should be accompanied by the required proof of ownership of our stock and be addressed in care of our Secretary to our principal executive offices at 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

The Company has adopted proxy access, which permits a stockholder (or group of no more than 20 stockholders) who has owned 3% or more of the Company’s outstanding stock continuously for a minimum of three years to nominate up to two individuals for election as directors and have the nominee(s) included in the Company’s proxy materials, but only if the stockholder (or group) and nominee satisfy the requirements set forth in Section 1.12 of the Company’s Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board for inclusion in our 2022 proxy statement must satisfy the requirements specified in our Bylaws, including providing the required notice of proxy access nomination to our Secretary. With regard to the 2022 Annual Meeting, the notice must be received no earlier than the close of business on December 27, 2021, and no later than the close of business on January 26, 2022. The notice must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock. If the 2022 Annual Meeting is advanced or delayed more than 30 days from the anniversary of the 2021 Annual Meeting, a stockholder seeking to nominate a candidate pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination not later than (i) the 90th day prior to the date of the 2022 Annual Meeting or (ii) the 10th day after public announcement of the 2022 Annual Meeting date, whichever is later.

In addition, under our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at our 2022 Annual Meeting (other than proposals submitted in compliance with Rule 14a-8) pursuant to Section 1.11 of our Bylaws, must give notice to our Secretary no earlier than December 27, 2021, and no later than January 26, 2022. The notice must include the information specified in Section 1.11, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. However, if the Company holds the 2022 Annual Meeting more than 30 days before, or more than 30 days after, the anniversary of the date of the 2021 Annual Meeting, then the information must be received not later than (i) the 90th day prior to the 2022 Annual Meeting date or (ii) the 10th day after public announcement of the 2022 Annual Meeting date, whichever is later. We will not entertain any proposals or nominations at an annual meeting that do not meet the requirements set forth in the Company’s Bylaws or in Rule 14a-8.

April 23, 2021	BARRETT BUSINESS SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS OF BARRETT BUSINESS SERVICES, INC. June 2, 2021 PROXYVOTINGINSTRUCTIONSINTERNET -Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLYAT THE MEETING -The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet solely by means of remote communication please visit https://web.lumiagm.com/225175011 (password: bbsi2021) and be sure to have available the control number. GO GREEN -e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The 2021 Notice of Annual Meeting and Proxy Statement and the 2020 Annual Report to Stockholders are available at http://shareholdermaterial.com/bbsi Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003333333333300100 0 060221 THEBOARDOFDIRECTORSRECOMMENDSAVOTEFORALLTHENOMINEESLISTEDANDFORITEMS2AND3.PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx This proxy, when properly executed, will be voted in the manner directedby the stockholder. If no directions are indicated, the proxies will vote FORall of the nominees listed on Proposal 1, and FOR Proposals 2 and 3. 1. To elect nine directors to a one-year term. NOMINEES: Thomas J. Carley FOR AGAINST ABSTAIN Thomas B. Cusick Diane L. Dewbrey James B. Hicks, Ph.D. Jon L. Justesen Gary E. Kramer Anthony Meeker Carla A. Moradi Vincent P. Price 2. Advisory vote to approve executive compensation. 3. Ratification of selection of Deloitte and Touche LLP as our independent registered public accounting firm for 2021. In their discretion, the Proxies are authorized to vote on such other business as may properly come before theAnnual Meeting and any adjournment or postponement thereof. To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note that changestotheregisteredname(s)ontheaccountmaynotbesubmittedviaMARK “X” HERE IF YOU PLAN TO ATTEND THE VIRTUAL MEETING. this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.  0 BARRETT BUSINESS SERVICES, INC. Proxy for Annual Meeting of Stockholders on June 2, 2021 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Gary E. Kramer and Anthony Meeker, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held virtually at https://web.lumiagm.com/225175011 (password: bbsi2021) on Wednesday, June 2, 2021, at 1:00 p.m. PDT, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2021 NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT AND 2020 ANNUAL REPORT TO STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING. (Continued and to be signed on the reverse side) 1.1 14475